Exhibit 99.1

Renalytix plc

(“Renalytix” or the “Company”)

Update on financial results for the fiscal year ended 30 June 2024

LONDON and NEW YORK, 30 September, 2024 – Renalytix plc (NASDAQ: RNLX) (LSE: RENX), an artificial intelligence-enabled in vitro diagnostics company, focused on optimizing clinical management of kidney disease to drive improved patient outcomes and advance value-based care, will announce later today its audited US GAAP financial results for the fiscal year ended 30 June 2024 as disclosed in its Form 10-K filed with the Securities and Exchange Commission.

The full announcement will be available to view on the Company website:

https://investors.renalytix.com/financials-and-filings/sec-filings

Audited Full Year Fiscal 2024 Results under IFRS will be issued in due course.

Preliminary unaudited results under IFRS

Renalytix IFRS preliminary unaudited results records a total of $2.3 million in revenue for the financial year ended 30 June 2024 (“FY24”) which was comprised of $2.1 million in revenue related to testing services as well as $0.2 million related to pharmaceutical services revenue. Loss before tax, including loss from impairment of intangibles of $10.2 million and fair value adjustments to convertible debt of $3.75 million, for FY24 was $44.9 million. As at 30 June 2024, the Company has total assets of $7.3 million, including cash and cash equivalents of $4.7 million. Total net liabilities are negative at $8.5 million, and total equity and liabilities are $7.3 million.

There will be differences between US GAAP net losses and the IFRS preliminary unaudited results mainly relating to accounting treatment of impairment and amortisation of intangibles made under IFRS compared to US GAAP. A reconciliation will be provided in the IFRS audited annual report.

For further information, please contact:

Renalytix plc	www.renalytix.com
James McCullough, CEO	Via Walbrook PR

Stifel (Nominated Adviser and Joint Broker)	Tel: 020 7710 7600
Nicholas Moore / Nick Harland / Ben Good

Oberon Capital (Joint Broker)	Tel: 020 3179 5300
Mike Seabrook / Nick Lovering

Walbrook PR Limited	Tel: 020 7933 8780 or renalytix@walbrookpr.com
Paul McManus / Alice Woodings / Charlotte Edgar	Mob: 07980 541 893 / 07407 804 654 / 07884 664 686

CapComm Partners
Peter DeNardo	Tel: 415-389-6400 or investors@renalytix.com

About Renalytix

Renalytix (NASDAQ: RNLX) (LSE: RENX) is an artificial intelligence enabled in-vitro diagnostics and laboratory services company that is the global founder and leader in the field of bioprognosis™ for kidney health. In late 2023, our kidneyintelX.dkd test was recognized as the first and only FDA-authorized prognostic test to enable early-stage CKD (stages 1-3b) risk assessment for progressive decline in kidney function in T2D patients. By understanding how disease will progress, patients and clinicians can take action earlier to improve outcomes and reduce overall health system costs. For more information, visit www.renalytix.com.